Exhibit 99.2

Arena Fortify Acquisition Corp. Announces Pricing of $150 Million Initial Public Offering

New York, NY, Nov. 09, 2021 (GLOBE NEWSWIRE) --

Arena Fortify Acquisition Corp. (the “Company”), a blank check company sponsored by Arena Fortify Sponsor LLC and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market and trade under the ticker symbol “AFACU” beginning on November 10, 2021. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on The Nasdaq Global Market under the symbols “AFAC” and “AFACUW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cowen and Company, LLC (“Cowen”) and Intrepid Partners, LLC (“Intrepid” and, together with Cowen, the “Underwriters”) are acting as joint book-running managers for the offering. The Company has granted the Underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price, less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotment of units.

The offering is being made only by means of a prospectus, copies of which may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone: (833) 297-2926 or by email: PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on November 15, 2021, subject to customary closing conditions.

About Arena Fortify Acquisition Corp.

Arena Fortify Acquisition Corp., led by Daniel B. Zwirn, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses with a focus on acquisition candidates that have either recently emerged from bankruptcy court protection or will require incremental capital as part of a balance sheet restructuring within the broad natural resources industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Parag Shah
pshah@arenaco.com